UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2025 (September 29, 2025)

Belpointe PREP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-40911	84-4412083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Glenville Road Greenwich, Connecticut	06831
(Address or principal executive offices)	(Zip Code)

(203) 883-1944

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which registered
Class A units	OZ	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A to Belpointe PREP, LLC’s (together with its subsidiaries, “we,” “us,” “our,” or the “Company”) Current Report on Form 8-K filed on October 3, 2025 (the “Initial Report”), is being filed to amend, restate and supplement the disclosures set forth in the Initial Report, and supersedes and replaces the content of the Initial Report in its entirety.

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2025, we, through our indirect majority-owned subsidiaries, BPOZ 1991 Main, LLC, a Delaware limited liability company (“BPOZ 1991 Main”), and BP Mezz 1991 Main, LLC, a Delaware limited liability company and holding company for BPOZ 1991 Main (“BP Mezz 1991 Main” and, together with BPOZ 1991 Main, the “Borrowers”), entered into a variable-rate mortgage loan agreement (the “1991 Main Mortgage Loan Agreement”) and variable-rate mezzanine loan agreement (the “1991 Main Mezzanine Loan Agreement” and, together with the 1991 Main Mortgage Loan Agreement, and all other agreements and instruments executed by the Borrowers or the Company in connection therewith, the “Loan Agreements”) with SM Finance III LLC, a Delaware limited liability company (the “Lender”), for up to approximately $204.14 million in aggregate principal amount (the “Loans”), of which a total of approximately $172.83 million was advanced at the closing (the “Initial Advance”). The Loans bear interest at a fluctuating rate based on: (i) Term SOFR (as defined in the Loan Agreements), subject to a 3.25% floor, plus (ii) a blended rate of 2.55%, require interest-only monthly payments during their term, and initially mature on October 11, 2027, with two one-year extensions (each, an “Extension”) exercisable at the Borrowers’ election, but subject to Lender approval based on certain terms and conditions set forth in the Loan Agreements.

We used approximately $165.76 million of the proceeds from the Initial Advance to extinguish our existing variable-rate construction loan with Bank OZK and mezzanine loan with Southern Realty Trust Holdings, LLC. The remaining proceeds from the Initial Advance and any proceeds from additional advances may be used to fund expenses that we incur or advance in connection with leasing the non-residential space at 1991 Main Street, Sarasota, Florida (“Aster & Links”), as well as for certain capital expenditures, and, subject to certain terms and conditions set forth in the Loan Agreements, to fund up to an aggregate of $9 million in Earnouts, and up to an aggregate of $9 million in Approved Debt Service and Carry Expenses (each as defined in the Loan Agreements).

The Loans are secured by a first-priority mortgage on Aster & Links by BPOZ 1991 Main in favor of the Lender, and a pledge by BP Mezz 1991 Main of all of its rights, title and interest in BPOZ 1991 Main to the Lender. In addition, we have entered into a series of guaranty agreements (the “Guaranty Agreements”) in favor of the Lender, whereby the Company, as guarantor, has guaranteed payment and performance of certain of the Borrowers’ obligations under the Loan Agreements. The Guaranty Agreements also require, among other things, that we maintain certain net worth and liquid asset standards during the term of the Loans.

In connection with the Loans, the Borrowers entered into an interest rate cap agreement (the “Interest Rate Cap”) with a notational amount of approximately $204.14 million and Term SOFR strike rate equal to 6.0% per annum, which Interest Rate Cap has been assigned to the Lender pursuant to the terms of the Loans Agreements. The Interest Rate Cap will continue through October 15, 2027, and, pursuant to the terms of the Loan Agreement, must either be extended or the Borrowers must enter into a new interest rate cap agreement that extends through the date of any Extensions granted by the Lender.

The Loan Agreements contain customary events of default, and corresponding grace periods, including, without limitation, payment defaults, bankruptcy-related defaults, defaults caused by the Borrowers failure to perform certain of their obligations under the Loan Agreements or by the Borrowers’ breach of their representations and warranties in the Loan Agreements. The Loan Agreements also contain customary financial, leasing and environmental covenants, cash management requirements, requirements regarding the management and maintenance of Aster & Links and maintenance of insurance on Aster & Links, transfer and assumption restrictions and limitations on the incurrence of debt and granting of liens.

In addition, the Loan Agreements provide the Lender with the right to sell or transfer the Loans, sell participation interests in the Loans or to securitize the Loans, and provide that the Borrowers will cooperate and assist the Lender in connection with any of the foregoing transactions, including by providing updated financial and other information for inclusion in any offering documents associated with such transactions.

The foregoing description of the Loans Agreements does not purport to be complete and is qualified in its entirety by reference to the agreements, copies of which we expect to file as exhibits to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated October 9, 2025, issued by Belpointe PREP, LLC.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2025

BELPOINTE PREP, LLC

By:	/s/ Brandon E. Lacoff
Brandon E. Lacoff
Chairman of the Board and Chief Executive Officer